UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2020

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2233 Argentia Road, Suite 401
 Mississauga, Ontario, L5N 2X7, Canada
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (905) 821-9669

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	STKL	The Nasdaq Stock Market LLC
Common Shares	SOY	The Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b 2 of the Securities Exchange Act of 1934 (17 CFR §240.12b 2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Signing Protocol

On November 10, 2020, SunOpta Inc. (the "Company") and its subsidiaries, SunOpta Holdings LLC (the "US Subsidiary") and Coöperatie SunOpta U.A. (the "Dutch Subsidiary" and together with the Company and the US Subsidiary, "SunOpta") entered into a binding agreement (the "Signing Protocol") with Amsterdam Commodities N.V. (the "Purchaser"), pursuant to which, SunOpta has committed to sell to the Purchaser all of its interests and rights in The Organic Corporation B.V. and Tradin Organics USA LLC for cash consideration of approximately €330 million (the "Transaction").  The Transaction is expected to be consummated by January 2021 in accordance with the terms of a draft Master Purchaser Agreement (the "MPA"), which the parties intend to sign after the conditions of the Signing Protocol are satisfied. The conditions of the Signing Protocol consist of certain regulatory compliance obligations under the Dutch Works Council Act and the SER Merger Code 2015, and the parties have agreed to use their best efforts to cause the conditions to be satisfied as soon as possible.

The Organic Corporation B.V. and Tradin Organics USA, LLC collectively comprised SunOpta's global ingredients segment.

The MPA contains customary warranties of SunOpta and the Purchaser. SunOpta has agreed to provide certain specific indemnities to the Purchaser for liabilities not covered by a representation and warranties policy to be obtained by Purchaser in connection with the Transaction. In addition, the MPA contains certain restrictive covenants, which will restrict SunOpta's ability to source and supply food ingredients or source, process or bottle certain juice products, except as currently conducted outside SunOpta's global ingredients segment.

SunOpta intends to provide certain transitional services to the Purchaser for a limited period of time following the consummation of the Transaction.

The foregoing description of the Signing Protocol, the MPA, and Transaction does not purport to be complete and is qualified in its entirety by reference to the full text of the Signing Protocol. The Signing Protocol (including a draft of the MPA) is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated herein by reference.  The Signing Protocol and the MPA have been filed to provide information regarding their terms. The Signing Protocol and MPA are not intended to modify or supplement any factual disclosures about the Company or the Company's global ingredients segment in any public reports filed or to be filed with the U.S. Securities and Exchange Commission (the "SEC") by the Company. In particular, the assertions embodied in the representations, warranties, and covenants contained in the MPA will be made only for purposes of the MPA and as of specified dates, will be solely for the benefit of the parties to the MPA, and will be subject to limitations agreed upon by the parties to the MPA. Moreover, certain representations and warranties in the MPA are intended for the purposes of allocating risk between the parties to the MPA instead of establishing matters of fact. Accordingly, the representations and warranties in the MPA may not constitute the actual state of facts about SunOpta, its global ingredients business or the Purchaser. The representations and warranties set forth in the MPA may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws. Investors should not rely on the representations, warranties, or covenants or any descriptions thereof as characterizations of the actual state of facts or the actual condition of the Company or the global ingredients business or any of the Company's subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of this report, which subsequent information may or may not be fully reflected in the Company's public disclosures.

ITEM 7.01  REGULATION FD DISCLOSURE

On November 10, 2020, the Company issued a press release announcing its execution of the Signing Protocol and its intent to execute the MPA. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits.

Exhibit No.	Description

2.1	Signing Protocol, dated November 10, 2020, by and among Coöperatie SunOpta U.A., SunOpta Inc., SunOpta Holdings, LLC, and Amsterdam Commodities N.V.

99.1	Press Release, dated November 10, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By	/s/ Scott Huckins
Scott Huckins
Chief Financial Officer

Date	November 12, 2020